EXHIBIT 10.7


                                  IN MY POCKET

                                LICENSE AGREEMENT

MEMORANDUM OF AGREEMENT, effective as of the 25th day of February 2002, by and between, on the one hand, Morrison Entertainment Group, Inc. ('Licensor'), 1334 Parkview Ave., Suite 300, Manhattan Beach, CA 90266 USA, and, on the other hand, Peak Entertainment Ltd. ('Licensee'), Holme Hall, Holme Lane, Bakewell, Derbyshire, DE45 1GF, England and Mr. and Mrs. Wilfred Shorrocks ('Shorrocks"), Holme Hall, Holme Lane, Derbyshire, DE45 1GF. England.

For and in consideration of the mutual promises, covenants and undertakings herein contained and for other good and valuable consideration by each of the other given, receipt of which is hereby mutually acknowledged, the parties hereby agree as follows:

RECITALS:

         WHEREAS, Licensor is the sole proprietor of the Item (as defined in Paragraph 1(a) below) and controls the Item together with exploitation rights connected therewith in all media worldwide;

         WHEREAS, Licensor and Just Group Plc ("Just') previously entered into a License Agreement dated as of June 12, 2001 (the "Previous License") pursuant to which Just was granted certain rights worldwide;

         WHEREAS, Licensor has now terminated the Previous License;

         NOW, THEREFORE, Licensor and Licensee desire to enter into this License Agreement on the terms set forth herein.

1.    LICENSED PROPERTY

      (a) Definition: "Item" means the concept, product. design and/or invention presented by Licensor to Licensee, currently known as MONSTER IN MY POCKET, PUPPY IN MY POCKET, and all other IN MY POCKET concepts, products, designs and/or inventions presently owned or controlled by Licensor.

      (b) Licensor's Intellectual Property Rights: Any and all intellectual property rights owned or controlled by Licensor which may be embodied in or may relate to the Item shall be deemed subject to the grant of rights contemplated by this Agreement, including, without limitation, applications for or patents issued in the Item; copyrights in the Item or in any visual or audible material related thereto; trademarks either previously used in commerce by Licensor in connection with the Item or with respect to which Licensor has officially, and in a manner sanctioned by applicable laws, indicating its intent to use (individually or collectively referred to herein as the "Trademark(s)"; and proprietary or confidential data or information or trade secrets relating to the Item or its design or manufacture. Without limitation of the foregoing, a complete list of Trademarks registered by Licensor in the U.S. as of the date of this Agreement is set forth in the schedule attached hereto and incorporated herein by this reference.

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      (c)   Modifications: Licensor agrees that any improvement, modification or enhancement of the Item, created subsequent to Licensor's presentation of the Item to Licensee (hereinafter, "Extension
            Item"), and created, owned or controlled by Licensor during the term of this Agreement will be deemed to be included within the scope of those rights granted by Licensor to Licensee herein.

      (d) Licensed Property: "Licensed Property" means the Item as above defined and all of Licensor's rights and interests in the Item, including but not limited to all of Licensor's property rights described in this Paragraph 1. "Licensed Property" shall not include the "Nintendo Claim" (as defined in Paragraph 4(e) below) or any proceeds derived from the Nintendo Claim. "Licensed Products" shall mean any product utilizing the Licensed Property and/or marketed and/or distributed using any Trademark.

2.    GRANT.

      (a) Use: Licensor grants, assigns, and transfers to Licensee the sole and exclusive right, privilege and license to make, reproduce, modify, use, sell and/or otherwise exploit or sublicense the Licensed Property in the Territory in conjunction with all types of products and in all media throughout the Territory. Licensee hereby appoints Licensor its exclusive licensing agent to represent the Licensed Property in the United States and its territories and possessions, Licensee shall have the right to terminate such appointment upon thirty (30) days prior written notice to the Licensor in the event that (i) an Entertainment Production License (as defined in Paragraph 2(d) below) is executed; or (ii) Licensee opens an office in the United States. Subject to the terms of Paragraph 6A(a) below, Licensee shall have the right to engage sub-agents in all other countries of the Territory, provided that
            (i) each sub-agent shall be subject to the reasonable approval of Licensor; and (ii) each sub-agent shall be bound by all of the terms of this Agreement.

      (b) Territory: The rights granted hereunder to Licensee will be effective worldwide.

      (c) Term: The term of the license granted herein will commence on the date first set forth above and will continue for a period of twenty
            (20) years thereafter ("Term"), unless sooner terminated in accordance with the terms hereof.

      (d) Entertainment Production: For the purposes of this Agreement, an Entertainment Production shall mean a theatrical motion picture or television production based upon the License Property which may be produced and financed by an entity other than Licensor or Licensee. Licensor and Licensee shall mutually approve the terms of any license for an Entertainment Production ("Entertainment Production License"). Licensor and Licensee agree that the term of any Entertainment Production License may exceed the Term hereof. In such event, any revenue generated pursuant to such Entertainment Production License after the Term shall continue to be allocated in accordance with the terms of Paragraph 6A below. Licensee shall have the exclusive right during the Term to negotiate with third parties in connection with a possible Entertainment Production, provided that the terms of any Entertainment Production License shall be subject to the approval of Licensor, which approval shall not be unreasonably withheld. The preceding sentence shall not be deemed to authorize Licensor to directly enter into any Entertainment Production License or agree to any terms thereof without Licensee's prior written approval.


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      (e)   Notwithstanding anything to the contrary contained herein, Licensee hereby expressly acknowledges and agrees that no rights shall be deemed granted and this agreement shall be of no force or effect until Licensor is in receipt of the Initial Payment (as defined in Paragraph 6(a)(ii)(1) below).

3.    INTELLECTUAL PROPERTY RIGHTS

      (a) Trademarks (and Service Marks): Licensee reserves the right in its discretion to adopt any name, names, or translations of names for or in connection with the Item or Licensed Property (hereinafter "Name"), or to change the Name as Licensee so elects. All translations of the Name shall be subject to Licensor's prior written approval, which shall not be, unreasonably withheld. Notwithstanding the creation of the Name, if any, by Licensee, the Name will be the exclusive property of Licensor during the term and subsequent to the expiration or termination of this Agreement. Any application for, or registration of, the Name subsequent to the date of this Agreement will be in the name of Licensor, who will be the sole owner thereof, except to the extent referenced above, and any such Name shall be deemed to be a Trademark for purposes hereof.

      (b) Upon the mutual approval of Licensor and Licensee, Licensor shall file registrations (and extensions, if applicable) for Trademarks in each country for which Licensor and Licensee mutually determine, provided that (i) the costs of any such registrations, including attorneys' fees, shall be borne fifty percent (50%) by Licensee and fifty percent (50%) by Licensor; (ii) all such registrations shall be in the name of Licensor; and (iii) Licensee shall reimburse Licensor for its share of such costs immediately following Licensor's submission of documentation of such costs.

      (c)   Copyrights:

            (i) All copyrights in the Item and any Extension Item designed by Licensor will belong to Licensor. Licensee agrees to execute any documents necessary for assignment of any copyrights in accordance with the foregoing.

            (ii) All copyrights in any Entertainment Production will belong to the entity producing such Entertainment Production, including Licensee in the event that Licensee is such Producer and such third party shall be entitled to include appropriate copyright notices on all products and packaging for any Entertainment Production.

      (d) Required Notices: The following shall be placed on all products and packaging (other than products and packaging for Entertainment Productions as set forth in Paragraph 3(c) above): "(c) (date) Morrison Entertainment Group, Inc. All rights reserved. Licensed by Peak Entertainment Ltd."


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4.    WARRANTY.

      (a) Licensor warrants that, subject to Paragraph 4(e) below, it has such right, title and interest in and to the Licensed Property as to enable it to vest in Licensee. free from any liens or encumbrances or third party rights, the sole and exclusive right, privilege and license herein conveyed.

      (b) Licensee warrants and represents that the rights granted herein have not been licensed to any other person or entity and that Licensor is the legal and beneficial owner of the Item. .

      (c) To the best of Licensor's knowledge, the exercise by Licensee of the rights granted herein shall not infringe the rights of any third party; and

      (d)   Licensor has terminated the Previous License.

      (e) Licensee hereby acknowledges knowledge of Licensor's action presently pending against Nintendo of America, Inc. [case no. 00-3255] (the "Nintendo Claim").

5.    EXCLUSIVITY

      Reference is hereby made to the agreement (the "HBPI Agreement') dated August 6, 1991 between Licensor and Hanna-Barbera Productions, Inc., ("HBPI") a copy of which is attached hereto and incorporated herein by this reference. Licensor and Licensee hereby expressly agree to be bound by, and comply with, the terms of Paragraph 4 of the HBPI Agreement. Licensor shall be solely responsible for all other obligations to HBPI as set forth in the HBPI Agreement including, but not limited to, the payment of any portion of Net Revenue to HBPI.

6.    TERMS OF PAYMENT.

      (a)   Rights Fee:

            (i) Licensee agrees to pay Licensor a license fee (the "Fee") of Five Hundred Thousand United States Dollars (US $500,000.00) as a rights payment for the rights granted by Licensor herein. The Fee shall not be deducted from, or otherwise reduce, the sums payable to or retained by Licensor pursuant to Paragraph 6A below.

            (ii)  The Fee shall be payable in the following manner:

                  (I) One Hundred Thousand United States Dollars (US $100,000) (the "Initial Payment) shall be paid to Licensor by wire transfer to Licensor's bank in the U.S. upon the earlier of (1) March 31, 2002; or (2) the date upon which Licensee receive funds pursuant to its short-term funding or financing agreement.

                  (II) One Hundred Thousand United States Dollars (US $100,000) less any portion of Net Revenue received by Licensor in accordance with the last sentence of Paragraph 6A(c)(ii) below and not previously deducted from payments due Licensor hereunder, shall be paid to Licensor no later than September 30, 2002;

                  (III) One Hundred Thousand United States Dollars (US $100,000)
                        less any portion of Net Revenue received by Licensor in accordance with the last sentence of Paragraph 6A(c)(ii) below and not previously deducted from payments due Licensor hereunder. shall be paid to Licensor no later than March 31, 2003;

                  (IV) One Hundred Thousand United States Dollars (US $100,000), less any portion of Net Revenue received by Licensor in accordance with the last sentence of Paragraph 6A(c)(ii) below and not previously deducted from payments due Licensor hereunder, shall be paid to Licensor no later than September 30, 2003;and

                  (V) One Hundred Thousand United States Dollars (US $100,000), less any portion of Net Revenue received by Licensor in accordance with the last sentence of Paragraph 6A(c)(ii) below and not previously deducted from payments due Licensor hereunder, shall be paid to Licensor no later than March 31, 2004;

      (b)   Intentionally omitted.

6A.   ALLOCATION OF REVENUE.

      (a) For the purposes of this Agreement, "Net Revenue" shall mean one hundred percent (100%) of the gross revenue actually derived from the exploitation of the Licensed Property in any manner without deduction of any kind. For the avoidance of doubt, (i) no expenses shall be deducted from gross revenue prior to the calculation of Net Revenue; and (ii) no third party sub-agency commissions shall be deducted from gross revenue prior to the calculation of Net Revenue.

      (b) Subject to Licensor's rights as set forth in the last sentence of Paragraph 6A(c)(ii) below, Licensee shall have the right to collect all Net Revenue derived from the exploitation of the Licensed Property, provided that so long as Licensor is the designated sub-agent in the U.S., Licensor shall have the right to collect Net Revenue derived from exploitation of the Licensed Property in the U.S. In the event, that Licensee fails to account to Licensor and pay Licensor's share of Net Revenue within the time period specified in Paragraph 6A(d) below, and Licensee subsequently fails to provide such accounting and payment within seven (7) days following receipt of written notice from Licensor specifying such failure, Licensor shall thereafter instruct all third party licensees to pay Licensor's share of Net Revenue directly to Licensor. Licensee shall execute any documents reasonably requested by Licensor to effectuate Licensor's rights as set forth in the preceding sentence. In the event that, Licensee fails to execute any such document, Licensee hereby irrevocable appoints Licensor (which appointment shall be coupled with an interest) as Licensee's attorney-in-fact to execute any such document in Licensee's name and on Licensee's behalf. In connection with any subsequent license entered into by Licensee, such license shall specify that each party's share of Net Revenue shall be payable to such party, and further, Licensor and Licensee shall instruct each sub-agent, if applicable, to pay each party's share of Net Revenue directly to each party. Licensee shall have the exclusive right to enter into worldwide licenses with respect to the Licensed Property and collect all Net Revenue derived therefrom, subject to Licensor's possible right to receive its share of Net Revenue directly as set forth in this Paragraph. Notwithstanding anything to the contrary contained in this Paragraph 6A(b), Licensor shall have the right to collect or receive one hundred percent (100%) of Net Revenue until Licensor has received an amount equal to the Fee. Thereafter, Net Revenue shall be allocated in accordance with Paragraph 6(c) below.

      (c)   Net Revenue shall be allocated in the following manner:

            (i) With respect to Net Revenue generated from agreements for exploitation of the Licensed Property in the U.K., Licensee shall be entitled to retain therefrom a commission equal to thirty-five percent (35%) of such Net Revenue. With respect to Net Revenue generated from agreements for the exploitation of the Licensed Property other than in the U.S. or the U.K., Licensee shall be entitled to retain therefrom a commission equal to forty percent (40%) of such Net Revenue. With respect to Net Revenue generated from agreements for exploitation of the Licensed Property in the U.S., so long as Licensor is the designated sub-agent in the U.S., Licensor shall be entitled to retain therefrom a commission equal to forty percent (40%) of such Net Revenue which shall be allocated thirty percent (30%) to Licensor and ten percent (10%) to Licensee. For the avoidance of doubt, any commission payable to third party sub-agents with respect to Net Revenue generated outside of the U.S. shall be payable solely by Licensee and shall not affect Licensor's share of Net Revenue.

            (ii) Any remaining Net Revenue shall be allocated in the following manner: (I) fifty percent (50%) shall be paid to Licensor, and
                  (II) fifty percent (50%) shall be paid to Shorrocks ("Shorrocks Net Revenue Share"). Notwithstanding the foregoing, until the aggregate of the payments to Licensor in accordance with Paragraph 6(a)(ii) above and Shorrocks Net Revenue Share equal the Fee, Shorrocks Net Revenue Share shall be paid directly to, and retained by Licensor.

            (iii) The parties understand and agree that any portion of Net
                  Revenue retained by or paid to any funding or production entity in connection with any Entertainment Production shall reduce each party's share of Net Revenue equally. By way of example only, if such third party is entitled to retain fifty percent (50%) of such Net Revenue, the remaining Net Revenue shall be allocated twenty-five percent (25%) to Licensor and twenty-five percent (25%) to Shorrocks.

      (d) Each party (the "Accounting Party") shall provide the other party (the "Receiving Party") with an accounting statement setting forth in reasonable detail all Net Revenue derived from the Licensed Property and authorized deductions therefrom within seven (7) days following the receipt by the Accounting Party of Net Revenue which shall be accompanied by the Receiving Party's share of Net Revenue payable for the applicable period covered by the accounting statement pursuant to which such Net Revenue is generated. After Licensor has received an amount equal to the Fee, and solely with respect to Net Revenue other than Net Revenue generated pursuant to the Master Toy License (as such term is customarily defined in the toy industry) with respect to the Licensed Property in each country of the Territory, Licensee shall provide Licensor with a quarterly accountant statement therefore together with Licensor's share of Net Revenue within forty-five (45) days following the last day of each quarterly accounting period. Each such statement shall be deemed final binding upon Receiving Party unless the Receiving Party provides written notice to the Accounting Party setting forth the Receiving Party's specific objections thereto within two (2) years after such statement is rendered. The Receiving Party shall not have the right to maintain any legal action with respect to any such statement unless such objection is timely filed and such legal action is commenced in a court of competent jurisdiction within two and one-half (2 1/2) years after the applicable accounting statement is rendered. Upon at least thirty (30) days prior written notice, an accountant on the Receiving Party's behalf shall have the right, at the Receiving Party's expense, to examine in the Accounting Party's offices the Accounting Party's books and records pertaining the Licensed Property. Such examination may be conducted only once annually, only once with respect to each accounting statement and within two (2) years after such statement is rendered.

      (e) Each party hereto shall furnish the other party with complete copies of all agreements concerning the Licensed Property including, but not limited to, licensing agreements and sub-agency agreements. Such agreements shall be provided upon the complete execution thereof.

      (f) For the avoidance of doubt, all Net Revenue received from any licensing agreement or other agreement entered into during the Term including, but not limited to, an Entertainment Production License, shall continue to be allocated between the parties as set forth in this Paragraph 6A regardless of whether such Net Revenue is received during or after the Term.

7.    OFFENSIVE LITIGATION.

      (a) Licensor shall have the sole right, at its discretion, to institute or prosecute any action or proceeding against third parties for or by reason of any unlawful infringement of any Trademark or the Licensed Property initially arising prior to the commencement of the Term including, but not limited to, the Nintendo Claim ("Prior Claim(s)"). Any Prior Claim shall be instituted, maintained and prosecuted solely at the cost and expense of Licensor, and any and all sums collected or recovered with respect to any Prior Claim, whether by decree, judgment, settlement or otherwise, shall belong exclusively to Licensor.

      (b) Licensor will have the right, in its sole discretion, to institute or prosecute any action or proceeding against third parties for or by reason of any unlawful infringing of any Trademark or Licensed Property (collectively, 'Third Party Infringement"); provided, however, that any suit or suits will be instituted, maintained or prosecuted solely at the cost and expense of Licensor, and any and all sums collected or recovered in any such suit or suits, whether by decree, judgment, settlement or otherwise, belong exclusively to Licensor. Upon the request of Licensor, Licensee will execute all papers, testify on all matters and otherwise cooperate in every way necessary and desirable for the prosecution of any such suits, actions or proceedings including appearing as a party plaintiff if requested by the Licensor. Licensor will reimburse Licensee for the reasonable out-of-pocket expenses incurred as a result of such cooperation. Licensor will promptly notify Licensee of the institution of any action or proceeding against third parties for or by reason of any such unlawful infringements.

      (c) If Licensee provides Licensor with written notice of any Third Party Infringement and within sixty (60) days following Licensor's receipt of such notice Licensor fails to advise Licensee in writing that Licensor will institute or prosecute an action or proceeding with respect to such Third Party Infringement, Licensee may do so at Licensee's own expense, provided that Licensee may not prosecute any action with respect to any Prior Claim or in connection with any Pokemon or Pocket Monsters trademark or product. Licensor will cooperate in every way necessary and desirable for the prosecution of any such suits, actions or proceedings, provided that Licensee shall reimburse Licensor for all out-of-pocket expenses reasonably incurred by Licensee in connection therewith. Any sums recovered in such action by Licensee will belong exclusively to Licensee.

8.    INDEMNIFICATION INSURANCE.

      (a) Licensor agrees to indemnify, defend and hold Licensee, its subsidiary, affiliated and/or controlled companies, and all sublicenses, as well as their respective-officers, directors, agents and employees harmless from and against any and all damage, loss, expense award, settlement or other obligation arising out of any claims, demands, actions, suits or prosecutions that may be made or instituted against them or any of them by reason of any breach of Licensor's warranties, representations, obligations and agreements under this Agreement including, but not limited to, any claim or counter-claim against them arising out of the Nintendo Claim ("Controversy"). Licensor may participate in any such Controversy and may, at its expense, be represented by its own counsel. Licensor shall be consulted on all material aspects of Licensee's conduct of the disposition of any such Controversy, and Licensee shall not settle any such claim affecting Licensor's rights hereunder with respect to the Licensed Property without Licensor's prior written consent not to be unreasonably withheld.


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      (b)   Licensee agrees to indemnify, defend and hold Licensor, its owners, officers, directors, employees, and agents harmless from and against any and all damage, loss, expense, award, settlement or other obligation arising out of (i) any claims of personal injury or property damage based on the use of the Licensed Property in association with products produced and sold by Licensee and/or its subsidiary, affiliated and controlled companies and/or its successors. licensees and sub-distributors; (ii) any breach of Licensee's representations, warranties, obligations and/or agreements hereunder; and/or (iii) any third party claim with respect to the exercise by Licensee of any rights in the Licensed Product. any Trademark and/or any Item or any exploitation of the foregoing unless such claim results directly from a breach of Licensor's warranties hereunder, provided that Licensor has given Licensee prompt written notice of any such claims.

      (c) During the Term hereof and for a period of one (1) year thereafter, Licensee shall maintain and shall cause each of its sub-licensees to maintain, product liability insurance with a commercially reasonable insurance carrier in an amount of U.S. One Million Dollars (U.S. $1,000,000 per occurrence and U.S. Two Million Dollars ($2,000,000) in the aggregate and which shall include Licensor as an additional insured. Each policy shall require thirty (30) days written notice from the insurance carrier prior to the modification, cancellation or termination of the policy. Within thirty (30) days following the date of this Agreement (or thirty [30] days following the execution of a licensing agreement between Licensee and its subilicensee(s)], Licensee shall provide Licensor with a certificate of insurance evidencing the foregoing coverage.

9.    TERMINATION/SPECIFIC PERFORMANCE.

      (a) In case either party fails to perform under or commits a material breach of any of the several covenants and conditions herein contained, the other party shall notify such party in writing of such failure or default and such party shall then have the right to remedy such failure or default by complying with the terms of this Agreement, and thereby rendering the notice null and void and of no effect. If the breaching party has not instituted a remedy or is not in the process of instituting a remedy within sixty (60) days of receipt of such notice, the aggrieved party may terminate this Agreement immediately by a further notice in writing. In the event that Licensor terminates the Agreement in accordance with this Paragraph, Licensor shall have the right to retain that portion of the Fee paid by Licensee prior to such termination which shall be in additional to any other rights and/or remedies available to Licensor.

      (b) Any termination under this Paragraph 9 will be without prejudice to the rights and remedies of either party with respect to any provisions or covenants arising out of breaches committed prior to such termination. All rights, privileges, and licenses granted to Licensee hereunder concerning the Licensed Property shall forthwith revert to Licensor, and Licensee and its sublicensees shall forthwith cease the manufacturing of Licensed Products; provided, however, that if the termination or expiration is for any reason other than default, Licensee shall have the right to sell, on a non-exclusive basis, all Licensed Products in inventory, whether completed or in the process of manufacture, for a period of one hundred eighty (180) days after termination or expiration. Licensee shall, prior to disposing of such unsold Licensed Products, give Licensor an itemized statement of all such unsold Licensed Products. Such post termination sales of Licensed Products shall be subject to the terms of this Agreement. Upon request by Licensor, and at no cost or expense to Licensor, Licensee shall forthwith execute, acknowledge and deliver any and all documents as may be necessary or proper to effectuate the foregoing reversion and to assign to Licensor any and all rights which Licensee has or may have under any copyrights or Trademarks (or any applications pending therefore) concerning any Licensed Property. Licensee shall assign and deliver to Licensor all models, drawings, and other confidential and proprietary information for the Licensed Property delivered by Licensor and Licensee.


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      (c)   In the event that Licensee fails to timely pay the Fee in accordance with the schedule set forth in Paragraph 6(a)(ii) above within sixty
            (60) days following written notice to Licensee advising Licensee of such failure, Licensor shall have the right to (i) accelerate the payment schedule for the Fee such that all outstanding payment of the Fee become immediately payable to Licensor notwithstanding the payment schedule set forth in Paragraph 6(a)(ii); and (ii) seek specific performance of Licensee's obligations to pay the entire balance of the Fee in a court having jurisdiction thereof in accordance with Paragraph 13 below. Such election by Licensor shall not result in a waiver of any of Licensor's other rights and/or remedies against Licensee as a result of the timely failure to pay the Fee including, but not limited to, Licensor's right to terminate this Agreement in accordance with Paragraph 9(a) above.

      10. REPRESENTATION. It is expressly agreed that neither party is the legal representative of the other party and has no authority, expressed or implied, on behalf of the other party to bind such other party or to pledge its credit. Nothing contained in this Agreement shall be deemed or construed to constitute or create between the parties hereto a partnership, joint venture, or agency. The relationship between the parties hereto is that OF licensor and licensee, and it is not the purpose or intention of this Agreement or the parties hereto to create, nor is this Agreement to be construed as creating a partnership, joint venture, master-servant, principal-agent or other relationship for any purpose whatsoever. Neither party may be held liable for the acts either of omission or commission of the other party, and neither party is authorized to or has the power to obligate or bind the other party by contract, agreement, warranty, representation, or otherwise in any manner whatsoever except as may be expressly provided herein. Nothing in this Agreement shall be construed as granting Licensor any right, license, or interest in or to any trademark, trade name, copyright, design, trade secret. know-how or similar right or protection which is the property of Licensee, its parent, subsidiaries, and/or affiliates except as expressly set forth herein to the contrary.

11. FORCE MAJEURE. It is understood and agreed that, in the event of an act of the government war conditions, fire, flood or other natural disaster, or labor or manufacturing problems which prevent the performance by Licensee of the provisions of this Agreement, such nonperformance by Licensee will not be considered a breach of this Agreement, and such nonperformance will be excused while, but not longer than, the conditions described herein prevail.

12. NOTICES. All notices, whenever required in this Agreement, will be in writing and sent by certified mail, return receipt requested (or such other methods as permits the verification of delivery) to the following addresses:

                  TO LICENSOR:  Morrison Entertainment Group, Inc.
                                1334 Parkview Ave., Suite 300
                                Manhattan Beach, CA 90266
                                Attn: Mr. Joe Morrison

                  TO LICENSEE:  Peak Entertainment Ltd.
                                Holme Hall, Holme Lane
                                Bakewell, Derbyshire
                                DE45 IGF, England

13.   CONTROLLING LAW/ATTORNEYS' FEES.

      (a) This Agreement will be governed by and construed in accordance with the laws of the State of California, United States of America. The parties agree that jurisdiction and venue of any claims arising under or related to this Agreement shall be exclusive in Los Angeles County, California. Licensor and Licensee expressly submit to jurisdiction and venue in Los Angeles County, California. In addition, Licensee agrees that any judgment obtained in any court in the United States shall be valid and enforceable against Licensee in the United Kingdom and that Licensee shall not contest the validity or enforcement of such judgment based on the fact that such judgment was signed or rendered by a court in the United States. Licensee hereby appoints the Secretary of State for the State of California as its agent for service of process and to accept such service of process on behalf of Licensee in connection with any dispute arising under or relating to this Agreement.

      (b) In the event of litigation arising out of this Agreement, the parties rights or obligations hereunder or the relationship of the parties created thereby, the prevailing party shall be entitled to recover any and all reasonable attorneys' fees and other court costs incurred in connection with such litigation. In the event that Licensor seeks specific performance with respect to payment of the Fee as set forth in Paragraph 9(c) above, Licensor shall also have the right to receive interest on that portion of the Fee due and payable in accordance with such claim at the rate of one and one-half percent (1.5%) per month commencement on the date such payment is due through the date such payment is actually paid to Licensor.

14. ASSIGNMENT. Licensee will have the right to extend the license granted herein any subsidiary, affiliated or controlled company and to sublicencee any of the rights granted herein. Licensee will have the right to assign this Agreement upon receiving Licensor's prior written consent which Licensor may withhold in its sole discretion. The benefits of this Agreement will inure to the benefit of the heirs and legal representatives of Licensor, who will be liable hereunder. Licensor may assign Licensor's right under this Agreement to any person or entity as Licensor shall determine in its sole discretion. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assignees and shall be binding upon any other assignees and sublicensees of Licensee.

15. ENTIRE AGREEMENT. This Agreement shall be deemed and construed to contain all of the agreements and understandings binding upon the respective parties hereto, and no representations, whether oral or written, with such respect to its subject matter heretofore made by either party hereto, its agents, representatives or privies will be binding upon them or either of them and said Agreement may be modified only by the written mutual agreement of the parties.

16. HEADINGS. The paragraph and other headings in this Agreement are for reference purposes only and will not affect the meaning or interpretation of this Agreement.

17. NON-DISCLOSURE. Notwithstanding anything herein to the contrary. it is hereby agreed that Licensor shall not disclose any terms of this Agreement to any third party either during or after the Term, other than (a) to Licensor's representatives, attorneys, and/or agents under an obligation of strict confidentiality with the purpose of enforcing Licensor's rights hereunder; or (b) by court order.

18. NO WAIVER. No waiver, by either party, whether express or implied, of any provision or promise under this Agreement, or of a remedy as to any breach or default of the other party, shall constitute a waiver of any other provision of this Agreement, and no such waiver by either party shall prevent such party from enforcing any provision of this Agreement or from seeking a remedy as to any subsequent breach or default.

19. CONTROL. Licensor shall have the right to control the nature and quality of each Licensed Product, as well as the packaging, display, promotional and advertising materials. Licensor agrees that such rights shall be exercised reasonably.

20. APPROVAL PROCESS. A copy or sample of each material proposed by Licensee to utilize any Trademark, including Licensed Products, as well as labels, packaging, advertising materials and Licensee-created artwork shall be submitted to Licensor, without cost, for approval promptly after creation and prior to production. Any such proposed material submitted to Licensor and not disapproved within three (3) days of its guaranteed receipt, shall be deemed to be approved, and Licensee shall not depart therefrom in any material respect without Licensor's written consent, provided, however, that Licensor may withdraw its approval of any approved copy or sample if the same is deemed to violate the rights of third parties and or contravene any rule, regulation, or ordinance, statute, law or court order effective within the Territory.

21. PRODUCTION SAMPLES. Licensee shall provide to Licensor at Licensee's expense and prior to sale or distribution, four (4) approved production specimens of each Licensed Product embodying or bearing a different name.

22. CONFORMITY TO LAW. Licensee shall manufacture, have manufactured, package, label, sell, distribute, advertise and promote Licensed Products in strict conformity with all applicable national, federal. state, provincial and local laws and regulations.

23. SEVERABILITY. Should any provision of this Agreement or the application thereof, to any extent, be held invalid or unenforceable, the remainder of this Agreement and the application thereof, other than those provisions held invalid or enforceable, shall not be affected thereby and shall continue to be valid and enforceable to the fullest extent permitted by law or equity.

IN WITNESS WHEREOF the parties hereto have executed this Agreement as of the date first written above.


MORRISON ENTERTAINMENT GROUP, INC.

By:      /s/ John Weems
         --------------------------------
         John Weems

Title:   V.P.
         --------------------------------

By:      /s/ Joe Morrison
         --------------------------------
         Joe Morrison

Title:   Chairman
         --------------------------------

Peak Entertainment Ltd

By:
         --------------------------------

Title:   Commercial Director
         --------------------------------

/s/ Paula Shorrocks
--------------------------------
Paula Shorrocks


/s/ Wilf Shorrocks
--------------------------------
Wilf Shorrocks
CEO